EXHIBIT 2.1

MERGER AGREEMENT AND PLAN OF REORGANIZATION

MERGER AGREEMENT AND PLAN OF REORGANIZATION dated as of August 3, 2009 between Ohr Pharmaceutical, Inc., a Delaware corporation ("Ohr"), and BBM Holdings, Inc., a Utah corporation ("BBM").

The respective Boards of Directors of Ohr and BBM deem it advisable and in the best interests of such corporations and their respective stockholders that BBM be merged with and into Ohr on the terms and conditions set forth in this Agreement.  The stockholders of both corporations have approved the Merger on the terms and conditions set forth in this Agreement.  Accordingly, the parties agree as follows:

1.           The Merger.  BBM shall be merged into and with Ohr upon the terms set forth in this Agreement.

2.           Certificates of Merger.  As soon as practicable after all conditions established herein on the obligations of the parties have been fulfilled (other than such conditions as have been waived in accordance with the terms hereof), Ohr shall file (i) with the Secretary of State of the State of Delaware a duly executed Certificate of Merger in the form of Annex I and (ii) with the Utah Division of Corporations and Commercial Code a duly executed Articles of Merger in the form of Annex II.  The Merger shall become effective at the time of such filing (the "Effective Time").  The parties shall use their best efforts to cause such conditions to be fulfilled as soon as possible.

3.           Effect of Merger.  The effect of the Merger shall be as provided in the General Corporation Law of the State of Delaware.  At the Effective Time:

(a)	Ohr shall become the surviving corporation in the Merger (in such capacity, the "Surviving Corporation");

(b)	the Certificate of Incorporation of Ohr as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation;

(c)	the By-Laws of Ohr, as in effect at the Effective Time, shall be the By-Laws of the Surviving Corporation;

(d)	the directors of BBM shall be the directors of the Surviving Corporation;

(e)	the officers of BBM shall be the officers of the Surviving Corporation;

(f)
the corporate existence, franchises and rights of Ohr, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and Ohr shall succeed to and be fully vested insofar as permitted by law and not otherwise expressly provided herein, with the corporate existence, identity and all rights, franchises, assets, liabilities and obligations of BBM; and

(g)	the separate existence and corporate organization of BBM except insofar as they may be continued by statute, shall cease, and thereupon BBM and Ohr shall be a single corporation.

4.           Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of Ohr or BBM:

(a)
Each outstanding share of Common Stock, $0.0001 par value per share, of BBM (the "BBM Common Stock") shall be converted into, in accordance with the terms and conditions hereof, one (1) share of common stock of the Surviving Corporation  ("Ohr Common Stock"). The remaining shares of authorized but unissued shares of Common Stock shall cease to exist at the Effective Time;

(b)
Each outstanding share of Series B Convertible Preferred Stock, $0.0001 par value per share, of BBM (the "BBM Series B Stock" and, collectively with the BBM Common Stock, the "BBM Stock") shall be converted into, in accordance with the terms and conditions hereof, one (1) share of Series B Convertible Preferred Stock of the Surviving Corporation ("Ohr Series B Stock" and, collectively with the Ohr Common Stock, the "Ohr Stock");

(b)	Outstanding options and warrants of BBM shall be assumed by and converted into options and warrants of Ohr, having substantially the same terms; and

(c)
Each outstanding share of Ohr Stock owned by BBM immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding, be cancelled and retired without any payment of any consideration therefor and cease to exist.

5.           Further Assurances.  If at any time after the Effective Time, Ohr shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Ohr the title to any property or right of BBM acquired or to be acquired by reason of or as a result of the Merger, the officers of BBM in office immediately prior to the Effective Time shall in the name and on behalf of BBM execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in Ohr and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of Ohr are hereby additionally authorized in the name of BBM or otherwise to take any and all such action.

6.           Closing and Exchange of Stock Certificates

(a)
The Closing will take place at 10:00 A.M. New York time on the Effective Time, or at such other time as the parties to this Agreement, acting through their Boards of Directors, may mutually agree.  The place of Closing will be at the offices of Hahn & Hessen LLP, 488 Madison Avenue, New York, New York or at such other place as may be mutually agreed upon by the parties.

(b)
As soon as practicable after the Effective Time, each holder of shares of BBM Stock issued and outstanding on the Effective Time (other than treasury shares, if any) shall surrender the certificate or certificates representing such shares to Ohr and shall receive in exchange therefor a certificate or certificates representing the number of whole shares of Ohr Stock into which such shares of BBM Stock have been converted and exchanged as provided in Section 4.  The certificate or certificates so surrendered shall be duly endorsed as Ohr may require.  Subject to the following provisions of this Section 6(b), after the Effective Time each certificate which represented outstanding shares of BBM Stock prior to the Effective Time shall be deemed for all corporate purposes to evidence the ownership of the shares of Ohr Stock into which such shares of BBM Stock have been converted.  No dividend or other distribution payable with respect to the Ohr Stock shall be paid to any holder of any certificate representing shares of BBM Stock issued and outstanding on the Effective Time until such holder surrenders such certificate for exchange as provided in this Section 6(b). Until a holder of any certificate representing shares of BBM Stock issued and outstanding on the Effective Time surrenders such certificate for exchange as herein provided, such holder shall not be entitled to exercise the voting rights of the Ohr Common Stock or Ohr Series B Stock into which the shares represented by such certificate have been converted.  Upon surrender of such certificate, all such withheld dividends or other distributions shall be paid (without interest) with respect to each share represented by such certificate.

(c)
All shares of Ohr Stock for and into which shares of BBM Stock shall have been exchanged and converted pursuant to this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such exchanged and converted shares.  Except for such rights and except as provided in Section 6(b), the holder of certificate(s) representing shares of BBM Stock issued and outstanding on the Effective Time shall have no rights with respect to such shares other than to surrender such certificate or certificates pursuant to Section 6(b).

7.           Representations and Warranties of BBM.  BBM represents, warrants and agrees as follows:

(a)
BBM is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Utah with corporate power and authority to carry on the business in which it is engaged, to own, lease, and operate its properties, to execute and deliver this Agreement and to perform its obligations under this Agreement; and

(b)
The authorized capital stock of BBM consists of (i) 50,000,000 shares of Common Stock, $0.0001 par value per share, of which 25,247,006 shares were issued and outstanding on the date of this Agreement, and (ii) 15,000,000 shares of Serial Preferred Stock, of which 6,000,000 shares were designated as Series B Convertible Preferred Stock, $0.0001 par value per share, and 5,583,320 shares of Series B Convertible Preferred Stock were issued and outstanding on the date of this Agreement.  BBM does not hold any shares of its authorized capital stock in its treasury.

8.	(a)	Covenants of BBM.

(i)	Between the date of this Agreement and the Effective Time, there will be no change in the Certificate of Incorporation or By-Laws or in the authorized or issued capital stock of BBM.

(ii)
Except as otherwise provided herein, between the date of this Agreement and the Effective Time, BBM will not (i) issue any additional capital stock or other security, (ii) declare, set aside or pay any dividend or make any other distribution in respect to its capital, (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock, or (iv) issue to any person options, warrants or other rights to acquire any securities of BBM.

(iii)
From the date of this Agreement up to and including the Effective Time, except with the prior written approval of Ohr, the business of BBM will be conducted in the usual, regular and ordinary manner, and BBM will not (i) make any material change in its methods of management, distribution, marketing, accounting or operations or (ii) create or incur any indebtedness or other liability or obligation, except in the ordinary course of business.

(b)	Covenant of BBM and Ohr.

(i)
Each of BBM and Ohr will use its respective best efforts to cause all of the Section 10 and Section 11 conditions that are within its control to be satisfied as soon as practicable after the date hereof.

9.           Representations and Warranties of Ohr.  Ohr represents, warrants and agrees as follows:

(a)
Ohr is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with power and authority to carry on its business, to own its properties, and to execute and deliver this Agreement and perform its obligations hereunder.

10.           Conditions Precedent to the Obligation of Ohr.

The obligations of Ohr under this Agreement and the Certificate of Merger are subject to the fulfillment prior to or on the Effective Time of the following condition which may be waived by Ohr:

This Agreement and the Merger shall have been approved by the affirmative vote of the holders of a majority of the shares of BBM Stock entitled to vote thereon.

11.           Condition Precedent to Obligations of BBM.  The obligations of BBM under this Agreement are subject to the fulfillment prior to or on the Effective Time of the following condition, which may be waived by BBM:

This Agreement and the Merger shall have been approved by the affirmative vote of the holders of all Ohr capital stock entitled to vote thereon.

12.           Modification and Termination.  Ohr and BBM by mutual consent of their respective Boards of Directors, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing at any time before the Closing; provided, however, that no such amendment, modification or supplement shall affect the rights of BBM or Ohr stockholders in a manner which is materially adverse to such stockholders in the judgment of such company's Board of Directors.  Ohr and BBM may at any time, by mutual consent of their Boards of Directors, terminate this Agreement.

13.           Miscellaneous.

(a)	Parties in Interest. This Agreement shall only bind and inure to the benefit of the parties and their respective successors and assigns.

(b)
Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(c)
Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement.

(d)	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, this Merger Agreement and Plan of Reorganization has been executed and delivered on the date first above written.

OHR PHARMACEUTICAL, INC. (a Delaware corporation)

By:_____________________________________

BBM HOLDINGS, INC. (a Utah corporation)

By:_____________________________________

ANNEX I TO THE MERGER AGREEMENT AND PLAN OF REORGANIZATION

CERTIFICATE OF MERGER
MERGING
BBM HOLDINGS, INC. (a Utah corporation)
WITH AND INTO
Ohr PHARMACEUTICAL, INC. (a Delaware corporation)

The undersigned corporation, organized and existing under the General Corporation Law of the State of Delaware (the "General Corporation Law"), DOES HEREBY CERTIFY:

FIRST:  The name and state of incorporation of each of the constituent corporations in the merger are as follows:

Name	State of Incorporation
Ohr PHARMACEUTICAL, INC.	Delaware
BBM HOLDINGS, INC.	Utah

SECOND:  A Merger Agreement and Plan of Reorganization dated as of August 3, 2009 (the "Merger Agreement") has been approved, adopted, certified, executed, and acknowledged by each constituent corporation in accordance with Section 252 of the General Corporation Law.

THIRD:  Ohr Pharmaceutical, Inc. (a Delaware corporation) shall be the surviving corporation in the merger.

FOURTH:  The certificate of incorporation of Ohr PHARMACEUTICAL, INC. (a Delaware corporation) shall be the certificate of incorporation of the surviving corporation.

FIFTH:  The Merger Agreement is on file at the principal place of business of the surviving corporation at 1245 East Brickyard Road, Suite 590, Salt Lake City, Utah  84106.

SIXTH:  A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, this Certificate of Merger has been executed and acknowledged this 4th day of August, 2009.

OHR PHARMACEUTICAL, INC.

By:___________________________